Conformis, Inc. Announces $17.25 Million Registered Direct Offering Priced At-The-Market

BILLERICA, Mass., Sept. 24, 2020 (GLOBE NEWSWIRE) -- Conformis, Inc. (Nasdaq: CFMS) today announced it has entered into a definitive agreement with a healthcare focused institutional investor to sell to the investor, in a registered direct offering priced at-the-market under Nasdaq rules, (i) 8,512,088 shares of its common stock and accompanying warrants to purchase up to 8,512,088 shares of common stock and (ii) pre-funded warrants to purchase up to 9,492,953 shares of common stock and accompanying warrants to purchase up to 9,492,953 shares of common stock, for aggregate gross proceeds of approximately $17.25 million.

The shares (or pre-funded warrants in lieu thereof) and accompanying warrants are being sold in units, each consisting of one share of common stock or a pre-funded warrant to purchase one share of common stock, as the case may be, and a warrant to purchase one share of common stock, at an offering price of $0.9581 per unit. The pre-funded warrants will be exercisable immediately, have an exercise price of $0.0001 per share and will be exercisable until all of the pre-funded warrants are exercised in full. The warrants will be exercisable immediately, have an exercise price of $0.8748 per share, and will expire five years from the date of issuance. The closing of the offering is expected to take place on September 28, 2020, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. Inc. is acting as the sole placement agent for the offering.

Conformis intends to use the net proceeds of the offering for general corporate purposes, which may include research and development costs, sales and marketing costs, clinical studies, manufacturing development, the acquisition or licensing of other businesses or technologies, repayment and refinancing of debt, working capital and capital expenditures.

The securities described above are being offered by Conformis pursuant to a shelf registration statement (File No. 333-237351) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying base prospectus relating to the offering may also be obtained, when available, by contacting Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture, and sell joint replacement implants and instruments that are individually sized and shaped, which Conformis refers to as personalized, individualized, or sometimes as customized, to fit each patient’s unique anatomy. Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals and ambulatory surgical centers. In clinical studies, the Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

Cautionary Statement Regarding Forward-Looking Statements

To the extent any statements made in this press release deal with information that is not historical, they are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the registered direct offering, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions. Actual results could vary materially from those disclosed in Conformis’s forward-looking statements as a result of a variety of risks and uncertainties, including that closing conditions may not be met. More detailed information on additional factors that could affect Conformis’s actual results are described in the “Risk Factors” sections of Conformis’s public filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Conformis undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Investor contact:
ir@conformis.com
(781) 374-5598